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                                                                    EXHIBIT 99.1


[AH LOGO]

     ARLINGTON HOSPITALITY, INC.
     2355 South Arlington Heights Road - Suite 400 - Arlington Heights, IL 60005
     847-228-5400   Fax: 847-228-5409    www.arlingtonhospitality.com


For Immediate Release
CONTACT:                                         MEDIA CONTACT:
James B. Dale, Chief Financial Officer           Jerry Daly or Carol McCune
847-228-5401 x 361                               703-435-6293
jimdale@arlingtonhospitality.com                 jerry@dalygray.com



ARLINGTON HOSPITALITY, INC. ANNOUNCES MODIFICATION OF TEMPORARY LETTER AGREEMENT


         ARLINGTON HEIGHTS, Ill., September 10, 2004--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced the modification of the temporary letter agreement with PMC Commercial Trust ("PMC") (AMEX: PCC), the landlord of 20 AmeriHost Inn hotels operated by Arlington. One hotel owned by PMC and leased by Arlington was sold to a third party in August 2004. Arlington continues its on-going discussions to restructure its leases with PMC and to allow for the sale of the remaining 20 leased hotels to third parties.

         As a result of the modification, the monthly base rent for the 20 hotel leases has reverted to the terms in effect prior to the original temporary letter agreement. The temporary letter agreement had provided for the deferral of a portion of the base rent for the months of March through July, which reduced the monthly payments from approximately $445,000 to approximately $360,000, and allowed the company to utilize $200,000 of its lease security deposit to partially fund the base rent payments. The temporary letter agreement had provided that the accumulated deferred portion of the base rent (approximately $434,000) plus $200,000

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needed to restore the security deposit to its March 12, 2004 balance, be repaid to PMC in four equal monthly installments beginning September 1, 2004.

         Under the terms of the current modification, the four-month repayment schedule was eliminated, and the approximate $434,000 in accumulated deferred rent was funded from the existing lease security deposit. In addition, the current modification provides that the remaining balance of the lease security deposit totaling approximately $173,000 be utilized to reduce the outstanding balance of a note payable to PMC executed in connection with the sale of a leased property in August 2004. PMC reserved the right to require Arlington to replenish the lease security deposit as of August 31, 2005, to its original balance for each hotel leased at that time.

         Arlington paid the full base rent of approximately $445,000 for August and $423,000 for September 2004, reflecting the sale of one hotel in August. While the objective of the company's on-going discussions with PMC is to reach a global agreement, there can be no assurances that the leases will be restructured on terms and conditions acceptable to the company and its subsidiary.

ABOUT ARLINGTON HOSPITALITY

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a 105-property, mid-market, limited-service hotel brand owned and presently franchised in 20 states and Canada by Cendant Corporation (NYSE: CD). Currently, Arlington Hospitality, Inc. owns or manages 54 properties in 15 states, including 49 AmeriHost

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Inn hotels, for a total of 3,960 rooms, with additional AmeriHost Inn & Suites hotels under development.

         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-K for the year ended December 31, 2003, report on Form 10-Q for the three months ended March 31, 2004, and report on Form 10-Q for the three and six months ended June 30, 2004 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" as they may be updated in the company's subsequent SEC filings.



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